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                                                                      EXHIBIT 15

LETTER RE UNAUDITED INTERIM FINANCIAL INFORMATION






To Musicland Stores Corporation:

We are aware that Musicland Stores Corporation has incorporated by reference in its Registration Statements Nos. 33-50520, 35-50522, 33-50524, 33-52322, 33-
82130 and Form S-8 filed on November 6, 1995, its Form 10-Q for the quarter ended September 30, 1995, which includes our report dated November 9, 1995, covering the unaudited interim financial information contained therein.
Pursuant to Regulation C of the Securities Act of 1933, that report is not considered a part of those registration statements prepared or certified by our firm or reports prepared or certified by our firm within the meaning of Sections 7 and 11 of the Act.

Very truly yours,

Arthur Andersen LLP